LightPath Technologies, Inc. S-1/A

Exhibit 5.1, 23.1

[LETTERHEAD OF BAKER & HOSTETLER LLP]

November 22, 2011

LightPath Technologies, Inc.
2603 Challenger Tech Court, 100
Orlando, Florida 32826

Gentlemen:

We have acted as counsel for LightPath Technologies, Inc., a Delaware corporation (the “Company”), in connection with the registration of 4,500,000 units consisting of one share of Class A common stock, par value $0.01 per share, one Warrant A to purchase 0.25 shares of Class A common stock, and one Warrant B to purchase 0.25 shares of Class A common stock (the “Units”), pursuant to the Registration Statement on Form S-1, as amended by Amendment No. 1 and Amendment No. 2, filed by the Company under the Securities Act of 1933, as amended (the “Registration Statement”).

Based upon an examination and review of such corporate documents and records, certificates and other documents we have deemed necessary, relevant, or appropriate, we are of the opinion that (i) the issuance and sale of the Units have been duly authorized by all necessary corporate action of the Company, and are validly issued, fully paid and non-assessable and (ii) upon exercise of the warrants, and the Company’s issuance of shares of Class A common stock upon such exercise, such shares of Class A common stock will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus, which constitutes a part of the Registration Statement.

Very truly yours,

/s/ BAKER & HOSTETLER LLP
BAKER & HOSTETLER LLP